Exhibit 99.1

Press Release	for more information contact:
for immediate release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Second Quarter Financial Results

EMERYVILLE, CA — (August 5, 2004) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal second quarter ended July 3, 2004. For the quarter, Pixar earned $37.4 million or $0.63 per diluted share. These results compare to earnings of $19.5 million, or $0.34 per diluted share, achieved in the year-ago quarter. Revenues for the quarter were $66.3 million, as compared to $48.9 million in the year-ago quarter.

Revenues for the six months ended July 3, 2004 were $120.1 million, compared to $67.5 million for the six months ended June 28, 2003. Earnings for this year’s six-month period were $64.1 million, compared to $27.7 million for the prior year’s six months. Diluted earnings per share were $1.09 as compared to $0.49 for the respective six-month period.

Revenues for the second quarter of 2004 were driven primarily by the continuing success of Finding Nemo, particularly from worldwide home video sales. This compares to the year-ago period during which revenues were driven largely by worldwide box office receipts from Finding Nemo. Continuing film revenues from Monsters, Inc. and Pixar’s library titles, as well as a number of non-film related items, also contributed to the company’s results.

“Our performance this quarter highlights the ongoing success of Finding Nemo and the longevity of all of our films,” said Pixar CEO Steve Jobs. “Next up: The Incredibles, which we’ve now completed and are gearing up for its November 5th release. Prepare to be blown away.”

The company will discuss its second quarter 2004 earnings results and fiscal year 2004 business outlook during the conference call to be held today, Thursday, August 5, 2004, at 2:00 p.m. (Pacific Time). The call, hosted by Pixar’s president, Ed Catmull, and executive vice president and chief financial officer, Simon Bax, can be accessed by dialing 888-428-4480 (U.S.) or 651-291-5254 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Monday, August 9, 2004 until midnight Eastern Time. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 739503.

Pixar will also provide live audio streaming of its second quarter 2004 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios
 Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created five of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winner Toy Story 2 (1999); the Academy Award®-winning Monsters, Inc. (2001); and the Academy Award®-winning Finding Nemo (2003). Pixar’s five films have earned $2.6 billion at the worldwide box office to date. The Northern California studio’s next two film releases are The Incredibles (November 5, 2004) and Cars (holiday 2005).

This release contains forward-looking information regarding Pixar’s targeted release dates for Pixar’s future films and actual results may differ materially. Factors that could cause delays in the release of our films include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2003 Form 10-K and First Quarter 2004 Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

Pixar Animation Studios
Condensed Statements of Income
(Unaudited, in thousands, except per share data)

	Three Months		Six Months
	Ended		Ended
	July 3,	June 28,	July 3,	June 28,
	2004	2003	2004	2003
Revenue:
Film	$63,713	$45,182	$114,805	$61,557
Software	2,576	3,694	5,308	5,976

Total revenue	66,289	48,876	120,113	67,533

Cost of revenue	6,437	7,805	12,341	10,755

Gross profit	59,852	41,071	107,772	56,778

Operating expenses:
Research and development	4,154	6,599	7,552	8,920
Sales and marketing	635	578	1,007	966
General and administrative	3,017	4,624	6,093	7,009

Total operating expenses	7,806	11,801	14,652	16,895

Income from operations	52,046	29,270	93,120	39,883
Other income, net	2,489	3,001	5,385	5,905

Income before income taxes	54,535	32,271	98,505	45,788
Income tax expense	17,150	12,747	34,378	18,086

Net income	$37,385	$19,524	$64,127	$27,702

Basic net income per share	$0.66	$0.36	$1.14	$0.52
Diluted net income per share	$0.63	$0.34	$1.09	$0.49
Shares used in computing basic net income per share	56,287	53,685	56,039	53,365
Shares used in computing diluted net income per share	58,987	56,788	58,797	56,476

Pixar Animation Studios
Condensed Balance Sheets
(Unaudited, in thousands)

	July 3,	January 3,
	2004	2004
ASSETS

Cash and investments	$755,192	$521,923
Receivables, net	33,054	213,186
Prepaid expenses and other assets	1,365	1,047
Deferred income taxes	52,514	51,496
Property and equipment, net	117,027	115,026
Capitalized film production costs	122,833	107,667

Total assets	$1,081,985	$1,010,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,132	$1,803
Accrued liabilities	13,279	13,007
Income taxes payable	3,567	37,595
Unearned revenue	17,070	17,430

Total liabilities	35,048	69,835

Shareholders’ equity:
Common stock	590,878	546,999
Accumulated other comprehensive income (loss)	(1,265)	314
Retained earnings	457,324	393,197

Total shareholders’ equity	1,046,937	940,510

Total liabilities and shareholders’ equity	$1,081,985	$1,010,345